ASSET PURCHASE AGREEMENT

     AGREEMENT dated as of November 24, 1998 (the "Agreement"), by and among Frontline Communications Corp. ("Purchaser") a Delaware Corporation, having an address at One Blue Hill Plaza, Suite 1548, Pearl River, New York, Webspan Communications, Inc. ("Seller"), a New Jersey Corporation having an address at 500 West Kennedy Blvd., Lakewood, New Jersey and David Lichtenstein, the sole stockholder of Seller (the "Stockholder").

                              W I T N E S S E T H :

     WHEREAS, the Stockholder is the sole owner of all of the issued and outstanding shares of capital stock of Seller; and

     WHEREAS, Seller is in the business of providing dial-up internet service to individuals and businesses in the New York and New Jersey (the "Business"); and

     WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, substantially all of the properties and assets of Seller, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. Purchase and Sale.

          1.1. Purchase and Sale Agreement. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2 hereof) Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase from Seller the Purchased Assets (as defined in Section 1.2 hereof), free and clear of any and all liens, claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever other than the liens reflected on
     Schedule 1.1.

     1.2. Purchased Assets.

          As used in this Agreement, the term "Purchased Assets" shall mean all of the properties and assets owned by the Seller or otherwise employed, used or available for use in the Business, real and personal, tangible and intangible, of every kind and nature, wherever located, including: 1) all assets, trademarks, tradenames, service marks, patents, contracts and other similar rights; 2) all dial-up, dedicated,




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     leased-line,  corporate and similar accounts (including approximately 9,000
     internet   service   subscribers,   and  an  annualized   revenue  base  of
     approximately $1.5 million; 3) all other customer and client bases; 4) all rights and interest to all potential and actual future dial-up and dedicated subscribers, including those contacting Seller for the purpose of obtaining dial-up internet access and web development and hosting; 5) all hardware and equipment (including but not limited to routers, servers and modems), software and related assets, including e-mail servers, systems and addresses; 6) all web servers, systems and addresses; 7) all telephone numbers, services, contracts and leases set forth on Schedule 1.2; 8) all rights and interest in all current marketing and advertising contracts, materials and efforts, including but not limited to the current telephone yellow page ads; 9) all rights to Seller's name and logos; 10) the "webspan.net" domain name; 11) all accounts and notes receivable, cash and cash equivalents; and 12) two year non-compete agreements entered into by the Stockholder, and all partners, owners, officers and directors of Seller, as relating to the ownership, operations of, or employment in an internet service provider or other web services company competing with Purchaser. Notwithstanding the foregoing, Purchaser shall have the option upon written notice to the Seller, at least five days prior to the Closing Date, to exclude any of the assets from the Purchased Assets.

          1.3. Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date, Purchaser shall assume, and shall only assume Seller's obligations under the executory contracts which are included among the Purchased Assets, as set forth on Schedule 1.2, but only to the extent that they represent obligations which are by their stated terms to be performed, in the ordinary course, subsequent to the Closing Date (the "Assumed Liabilities"); provided, however, that anything in this Agreement contained to the contrary notwithstanding, liabilities and obligations of Seller, the existence of which constitutes a breach of any of the representations or warranties made by Seller in this Agreement or in any document delivered by it pursuant hereto, including, without limitation, any liability for income or other taxes, penalties and interest thereon, accrued or assessed against the Company by any governmental authority prior the Closing Date, shall not constitute Assumed Liabilities.

          1.4. Consideration

          (a) Subject to paragraph (b) below, in full consideration of the Purchased Assets, Purchaser shall pay to Seller on the Closing Date $500,000 cash (the "Cash Consideration"); and $500,000 in unregistered common stock of the Purchaser ("Purchaser Common Stock") with a value based upon the average closing price of Purchaser Common Stock on the NASDAQ SmallCap Market for the thirty (30) trading days immediately preceding the Closing (the "Share Consideration"). In no event, however, shall the number of shares of the Purchaser's Common Stock be greater than 200,000 shares or less than 100,000 shares. The Cash Consideration and the Share Consideration is hereafter collectively referred to as the "Purchase Price."

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          (b) To the extent  that on the  ninetieth  day  following  the Closing
     Date, the number of subscribers to the Business is less than 7,200 (the "Shortfall") (including, for purposes of determining the Shortfall, any subscriber whose service is provided on a complimentary basis), the Purchase Price shall be reduced by an amount equal to $50 multiplied by the number of subscribers representing the Shortfall; provided that such Shortfall is not directly related to Purchaser's failure to (i) maintain Seller's Web page during the ninety day period following the Closing Date, or (ii) provide a substantially similar level of subscriber service as Seller. At the Closing, Seller shall place in escrow with Purchaser's attorney a number of shares of Purchaser Common Stock having a value equal to $100,000 as determined in subparagraph (a) above (the "Escrow Shares") pursuant to the escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit A attached hereto.

     2. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Purchaser as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Section 7 but in no event later than December 15, 1998 (the "Closing Date"); or such later date as shall have been fixed by a written instrument signed by the parties.

          2.1. Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver the following:

               (a) copies of resolutions adopted by the Board of Directors of Purchaser authorizing Purchaser to execute and deliver the Purchaser Documents (defined herein) to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Purchaser;

               (b) certificate of the Secretary or Assistant Secretary of Purchaser certifying as to the incumbency and specimen signatures of the officers of Purchaser executing the Purchaser Documents on behalf of such corporation;

               (c) the Cash Consideration as set forth in Section 1.4(a);

               (d) the stock certificate representing the Share Consideration as set forth in Section 1.4(b); and

               (e) a registration rights agreement (the "Registration Rights Agreement") in the form and substance attached hereto as Exhibit B.

          2.2. Deliveries by Seller and/or the Stockholder at the Closing. At the Closing, Seller and/or the Stockholder, as applicable, shall deliver to Purchaser, the following:

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               (a) copies of  resolutions  adopted by the Board of Directors and the sole stockholder of Seller authorizing Seller to execute and deliver the Seller Documents (defined herein) to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Seller;

               (b) certificate of the Secretary or Assistant Secretary of Seller certifying as to the incumbency and specimen signatures of the officers of Seller executing the Seller Documents on behalf of such corporation;

               (c) legal opinion of Mendel Zilberberg & Associates, P.C., counsel for Seller and the Stockholder in the form and substance attached hereto as Exhibit C;

               (d) the Registration Rights Agreement duly executed by the Stockholder;

               (e) Certificate of Amendment of the Certificate of Incorporation of Seller relating to a change of name to a name dissimilar to "Webspan" (and related documents); and

               (f) Bill of Sale and Assignment pursuant to Section 6.13 in the form and substance attached hereto as Exhibit D.

               (g) the Escrow Agreement and the Escrow Shares, together with stock powers duly endorsed for transfer.

          2.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     3. Representations and Warranties as to Seller. Each of the Stockholder and Seller, jointly and severally, represents and warrants to Purchaser as follows:

          3.1. Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full corporate power and corporate authority to
     (i) own, lease and operate its properties, (ii) carry on the Business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by Seller, or the conduct of the Business makes it necessary for Seller to qualify to do business as a foreign corporation. True and complete copies of the Certificate of Incorporation of Seller and all amendments thereof, and of the By-Laws

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     of Seller, as amended to date, have heretofore been furnished to Purchaser.

          3.2. Capitalization. The authorized capital stock of Seller consists of 1,000 shares of common stock, no par value (the "Seller Common Stock"), of which 1,000 shares of Common Stock are outstanding. All of the Seller Common Stock is duly authorized, validly issued, fully paid and nonassessable. The Stockholder is the owner of all outstanding shares of Seller Common Stock. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Seller or obligating Seller to issue or sell any shares of capital stock of or other equity interests in Seller.

          3.3. Ownership of Seller Common Stock. The Stockholder has good and marketable title to all of the issued and outstanding shares of Seller Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (the "Liens"), and on the Closing Date will own all of such Seller Common Stock, free and clear of any and all Liens, including, but not limited to, any claims by any present or former stockholder of Seller.

          3.4. Interests in Other Entities.

               (a) There are no direct or indirect subsidiaries of Seller.

               (b) The Stockholder does not (individually or jointly) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that business engaged in by Seller at the Closing Date (other than not more than one percent (4.9%) of the publicly-traded capital stock of corporations engaged in such business held solely for investment purposes); nor does he have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that business engaged in by Seller at the Closing Date.

          3.5. Authority. The execution and delivery by Seller of this Agreement and of all of the agreements to be executed and delivered by Seller pursuant hereto (collectively, the "Seller Documents"), the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller (including, but not limited to, the unanimous consents of the Board of Directors of Seller and of the Stockholder) and Seller has all necessary corporate power and corporate authority with respect thereto. The Stockholder is an individual having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by him pursuant hereto (collectively, the "Stockholder Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement is, and when

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     executed  and  delivered by Seller and the  Stockholder,  each of the other agreements to by delivered by either or both of them pursuant hereto will be, the valid and binding obligations of the Seller and the Stockholder, to the extent they are parties thereto, in accordance with their respective terms.

          3.6. Noncontravention. Neither the execution and delivery by Seller or the Stockholder of this Agreement or of any other Seller Documents or Stockholder Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of Seller, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or except as set forth in Schedule 3.6 require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or both of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the Purchased Assets or the Seller Common Stock, or (e) interfere with or otherwise adversely affect the ability of Purchaser to carry on the Business after the Closing Date on substantially the same basis as is now conducted by Seller. To the best of Stockholder's knowledge, no consent, approval or authorization of, or declaration, filing or registration with any government or regulatory authority is required to be made or obtained in order to permit the execution, delivery or performance of this Agreement by the Seller and the Stockholder, or the consummation of the transactions contemplated by this Agreement.

          3.7. Financial Statements. Seller has heretofore delivered to Purchaser its financial statements consisting of the unaudited balance sheets  at  October  31,  1998,  and  the  related  statements  of  income,
     stockholder   equity  and  cash  flows  for  the  ten  months   then  ended
     (collectively, the "Seller Financial Statements"). The Seller Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and present fairly the financial position of Seller as at the dates thereof and the results of operations for the periods and the cash flow indicated in all material respects. The books and records of Seller are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Seller as set forth in the Seller Financial Statements.

          3.8. Absence of Undisclosed Liabilities. Seller has no material liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the Balance Sheet, or (b) incurred in the ordinary course of business since October 31, 1998, or (c) in the case of other types of liabilities and obligations, expressly described in Schedule 3.8, or (d) incurred, consistent with past practice, in the ordinary course of business of Seller (in the case of liabilities and obligations of the type referred to in clause (a) above).

          3.9. Accounts and Notes Receivable. The accounts and notes receivable set forth on Schedule 3.9 are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. The accounts receivable of Seller which were added after October 31, 1998, are good and collectible in the ordinary course of business, less the amount of the allowance(s) for doubtful notes receivable, if any, reflected thereon (which allowances were established on a basis consistent with prior practice), and are not subject to offsets other than in the ordinary course of business. The intangible assets reflected on the Balance Sheet and thereafter added consist of items which have been written down to net realizable value or adequately reserved against on the books and records of Seller. For purposes hereof, subscriber accounts are not deemed to be intangible assets.

          3.10. Absence of Changes.  Since October 31, 1998, there have not been
     (a) any adverse change (other than as is normal in the ordinary course of business) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of Seller (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Seller of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Seller Common Stock, or (d) any changes in the accounting principles or methods which are utilized by Seller.

          3.11. Litigation. Except as set forth in Schedule 3.11, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of Seller and the Stockholder, threatened, against or relating to Seller or the Stockholder (solely as it may relate to the Business), the transactions contemplated hereby or any of the Purchased Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Seller, this Agreement, the transactions contemplated, the Business or any of the Purchased Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of Seller in any area, or the acquisition by Seller of any properties, assets or businesses, or (b) otherwise

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     adverse  to the  Business,  any of the  Purchased  Assets or Seller  Common
     Stock.

          3.12. No Violation of Law. To the best of Stockholder's knowledge, Seller has not engaged and is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Seller, the Business or any of the Purchased Assets.

          3.13. Properties. All plants, structures and equipment which are utilized in the Business, and are material to the condition (financial or otherwise) of Seller are owned or leased by Seller and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used. Schedule
     3.13 sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Seller, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Seller.

          3.14. Intangibles/Inventions. Schedule 3.14 identifies (by a summary description) the Intangibles (as defined below) the ownership thereof and, if applicable, Seller's authority for use of the same, which Schedule is complete and correct and encompasses: (A) all United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Seller, and all applications therefor (collectively, the "Marks"), (B) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the Business (collectively, the "Inventions") and (C) all licenses and other agreements to which Seller is a party or otherwise bound which relate to any of the Intangibles or the Inventions or Seller's use thereof in connection with the Business (collectively, the "Licenses", and together with the Marks and the Inventions, the "Intangibles"). No violations of the terms of any of the aforesaid licenses and/or agreements have occurred. Except as disclosed on Schedule 3.14, (A) Seller owns or is authorized to use in connection with the Business all of the Intangibles;
     (B) no proceedings have been instituted, are pending, or to the best knowledge of the Stockholder, are threatened which challenge the rights of Seller with respect to the Intangibles or its use thereof in connection with the Business and/or the Purchased Assets or the validity thereof and, there is no valid basis for any such proceedings; (C) neither Seller's ownership of the Intangibles nor their use thereof in connection with the Business and/or the Purchased Assets violates, to the best of Stockholder's knowledge, any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; (D) none of the

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     Intangibles, or Seller's use thereof in connection with the Business and/or the Purchased Assets is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (E) Seller has not granted any license to third parties with regard to its Intangibles.

          3.15. Systems and Software. Seller owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the businesses of Seller as presently conducted (collectively, "Systems"). Except as set forth in Schedule 3.15, each System owned or used by Seller immediately prior to the Closing Date will be owned or available for use by Purchaser or its subsidiaries on identical terms and conditions immediately subsequent to the Closing Date. With respect to each System owned by a third party and used by Seller or its subsidiaries pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date; (c) no party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) Seller has not granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; (f) Seller's use and continued use of such Systems does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

          3.16. Tax Matters. Seller has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on the Balance Sheet are adequate for all accrued and unpaid taxes of Seller as of October 31, 1998, whether (i) incurred in respect of or measured by income of Seller for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. Seller has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Seller has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of the Stockholder, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Except as set forth herein, within the past three years, the United States federal income tax returns of Seller have not been examined by the

     Internal Revenue Service ("the IRS"), nor has any state taxing authority examined any merchandise, personal property, sales or use tax returns of Seller.

          3.17. Insurance. Schedule 3.17 is a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Purchased Assets, the Business or the Stockholder in which
     Seller is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by Seller with respect to any such policy.

          3.18. Banks; Powers of Attorney. Schedule 3.18 is a complete and correct list showing (a) the names of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Seller.

          3.19. Employee Arrangements. Schedule 3.19 is a complete and correct list and summary description of all current employees of Seller together with title and salary information. Except as disclosed in Schedule 3.19, there are no (a) union, collective bargaining, employment, management, termination and consulting agreements to which Seller is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Seller.

          3.20. ERISA. Except as listed on Schedule 3.20, Seller neither maintains nor is obligated to contribute to an "employee pension benefit plan" ("Seller Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Seller's "welfare benefit plan" (collectively called "Seller Welfare Plans") as such term is defined in Section 3(1) of ERISA.

          3.21. Certain Business Matters. Except as is set forth in Schedule 3.21, (a) Seller is not a party to or bound by any agreement which relates to the sale or distribution of any of the products and services of the Business, (b) Seller has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of the Stockholder, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Seller, (d) the product and service warranties given by Seller or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by Seller to Purchaser) entail no greater obligations than are customary in the Business, (e) neither Seller nor the Stockholder is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Seller or the Stockholder, and (f) Seller is not a party to or bound by any agreement in which any officer, director or stockholder of Seller (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

          3.22.  Approvals/Consents.  To the  best of  Stockholder's  knowledge, except as set forth on Schedule 3.22, Seller currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable pursuant to the transaction contemplated hereby without the payment of any penalty or the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Schedule
     3.22 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by the Stockholder to exist as of the date of this Agreement.

          3.23. Subscriber Base. As of the Closing Date, Seller has an active subscriber base of at approximately 9,000 customers, as indicated in
     Schedule 3.23.

          3.24. Suppliers. Schedule 3.24 sets forth all suppliers and vendors whose services are integral to the continued operation of Seller. Neither Seller nor the Stockholder has any reason to believe that the suppliers set forth in Schedule 3.24 will not continue to provide service to Purchaser on the same terms and conditions subsequent to the Closing Date.

          3.25. Information as to Seller. None of the representations or warranties made by Seller or the Stockholder in this Agreement is, or contained in any of the Seller Documents or Stockholder Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

          3.26. Certain Contracts. Schedule 3.26 is a complete and correct list of all contracts, commitments, indentures, mortgages, guarantees, debts, obligations, agreements and understandings to which the Seller is a party or otherwise bound, not otherwise listed on any other schedule hereto. Complete and correct copies of all such contracts, commitments, indentures, mortgages, guarantees, debts, obligations, agreements and undertakings have been furnished by the Seller to Purchaser, and except as expressly stated on Schedule 3.26, (1) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder;
     (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (3) none of them is materially burdensome to the Seller; and (4) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. None of the material provisions of such contracts, commitments, indentures, mortgages, guarantees, debts, obligations, agreements and understandings violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Seller, the Business or the Purchased Assets.

          3.27. Guarantees. Schedule 3.27 hereto is a complete and accurate list and summary description of all written guarantees currently in effect heretofore issued by the Stockholder to any bank or other lender in connection with any credit extended by such creditors to the Seller or issued by the Stockholder in connection with any other contracts or agreements, including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing.

     4. Representations and Warranties as to Purchaser. Purchaser represents and warrants to Seller and the Stockholder, as follows:

          4.1. Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (i) own, lease and operate their properties, (ii) carry on their business as currently conducted by them and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by them pursuant hereto.

          4.2. Authority of Purchaser. The execution and delivery by Purchaser of this Agreement and of each agreement to be executed and delivered by it pursuant hereto (collectively, the "Purchaser Documents"), the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and Purchaser has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Purchaser each of the other agreements to be delivered by Purchaser pursuant hereto will be, the valid and binding obligation of Purchaser, to the extent they are a party thereto, in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies. The Share Consideration is duly authorized, validly issued, fully paid and non-assessable.

          4.3. Information as to Purchaser. None of the representations or warranties made by Purchaser in this Agreement, or contained in any of the Purchaser Documents, to be executed and delivered hereto, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     5. Indemnification.

          5.1. Indemnification by the Stockholder. Subject to the consummation of the transactions contemplated hereby, the Stockholder hereby indemnifies and agrees to defend and hold harmless Purchaser from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Purchaser may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a material fact contained in any representation of Seller and/or the Stockholder contained in, or the breach by Seller or the Stockholder of any warranty or covenant made by any one or all of them in any Seller Documents and/or any Stockholder Documents. The foregoing indemnification shall also apply to direct claims by Purchaser against the Stockholder.

          5.2. Indemnification by Purchaser . Subject to the consummation of the transactions contemplated hereby, Purchaser hereby indemnifies and agrees to defend and hold harmless each of Seller (before the Closing Date) and the Stockholder from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of Purchaser contained in, or the breach by Purchaser of any warranty or covenant made by it in any Purchaser Documents. The foregoing indemnification shall also apply to direct claims by Seller or the Stockholder against Purchaser.

          5.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 5.1 or 5.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have ten (10) business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

          5.4. Limitation. Notwithstanding the provisions of this Section 5.4, the indemnification obligations shall not be applicable except to the extent that the aggregate of all indemnifiable amounts sought against the indemnifying party exceeds $100,000; provided, that once such threshold is exceeded the indemnifying party shall be liable for all damages without regard to dollar amount (inclusive of the $100,000); and provided further, that the maximum liability of any party hereunder shall not exceed the Purchase Price. This Section 5 shall not apply to third-party claims pursuant to Section 5.3 or 6.14.

          5.5. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

     6. Covenants

          6.1. Investigation.

               (a) Between the date hereof and the Closing Date, Purchaser, on the one hand, and Seller and the Stockholder, on the other hand, may, directly and through their representatives, make such investigation of each other corporate party and their respective businesses and assets of the other corporate party or parties as each deems necessary or advisable (the entity and/or its representatives making such investigation being the "Investigating Party"), but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of each other, and shall furnish to the other and their representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Purchaser, on the one hand, and Seller and the Stockholder, on the other, and the respective management, employees, accountants and attorneys of the corporate parties shall cooperate fully with the Investigating Party in connection with such investigation. Purchaser shall not contact any employee of Seller without prior permission of Seller, which permission shall not be unreasonably withheld. Purchaser shall have full access to all of Seller's operations at least one week prior to Closing in order to facilitate the transition of the Business. Purchaser agrees to inform Seller of any material inconsistencies in the representations and warranties of Seller discovered as a result of any investigation.

               (b) The parties hereto hereby agree that all confidential information of a party to which an Investigating Party obtains access shall be deemed "confidential information." As used in this Section, the term "Confidential Information" shall mean any and all information (oral and written) relating to the Business, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; sources; machinery and equipment; technology; research, test procedures and results; customers and prospects; marketing; and selling and servicing.

               (c) After the Closing Date Seller and the Stockholder agrees not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

          6.2. Noncompete Covenant.

               (a) The Stockholder hereby agrees after the Closing Date, not to, until the second anniversary of the Closing Date directly or indirectly (A) engage or become interested in any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) engaged in any business then engaged in by Purchaser or Seller in any of the areas in which Purchaser or Seller conducts business as of the Closing Date. For the purpose of this provision, "the Business" is defined as the provision of internet service to residential and commercial customers, web hosting services and leased line services. Seller and Stockholder further agree not to take any other action which constitutes an interference with or a disruption of the continued operation of the Business or Purchaser's use, ownership and enjoyment of the Purchased Assets.

               (b) For purposes of clarification, but not of limitation, the Stockholder acknowledges and agrees that the provisions of subsection
          6.2 above shall serve as a prohibition against him, during the period described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter his or its relationship with the Business.

               (c) The parties hereto hereby acknowledge and agree that (i) Purchaser would be irreparably injured in the event of a breach by the Stockholder of any of his obligations under this Section 6, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) Purchaser shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which Stockholder may have against Purchaser, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Purchaser of any of the rights under this Section 6.

               (d) It is the intent of the parties hereto that the covenants contained in this Agreement shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought, and the Stockholder hereby acknowledges that said restrictions are reasonably necessary for the protection of Purchaser. Accordingly, it is hereby agreed that if any one or more of the provisions of Section 6 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

          6.3. Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

          6.4. Cooperation/Further Assurances.

               (a) Each of the parties hereto hereby agrees for a period of not less than ninety (90) days following the Closing (i) to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents and
          (ii) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

               (b) The Stockholder hereby further agrees to use reasonable efforts to make available, at Purchaser's request, personnel to provide reasonable assistance, without compensation, in the orderly transfer of customer accounts from Seller to Purchaser, including without limitation administrative services with respect to billing.

          6.5. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

          6.6. Notification of Certain Matters. Seller and the Stockholder shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller and the Stockholder, as the case may be, of (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Seller and/or the Stockholder, on the one hand, and of Purchaser, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          6.7. Broker. Each of Purchaser, Seller, and the Stockholder represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

          6.8. No Solicitation of Transactions. Prior to the earlier of the Closing Date or the termination of this Agreement, neither Seller nor the Stockholder will, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of Seller otherwise, solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Seller Common Stock, Purchased Assets or Business of, or any equity interest in, Seller, or any business combination with Seller and other than with Purchaser, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller and the Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). Seller and the Stockholder shall promptly notify Purchaser if any such proposal or offer, or any inquiry or contact with any person with respect thereto is made in writing and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

          6.9. Prohibited Conduct. Each of Seller and the Stockholder, jointly and severally, covenants and agrees that, during the period from the date hereof to the Closing Date, except pursuant to the terms hereof or unless Purchaser shall otherwise agree in writing, the Business shall be conducted only, and Seller shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Seller shall use its best efforts to preserve intact the Purchased Assets, the Business and the business organization of Seller, to keep available the services of the present officers, employees and consultants of Seller, and to preserve the present relationships of Seller with customers, suppliers and other persons with whom Seller has business relations. By way of illustration, and not limitation, neither Seller nor the Stockholder shall, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Purchaser:

               (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Seller Common Stock, or
          (ii) split, combine or reclassify any of the Seller Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Seller Common Stock, or otherwise;

               (b) make any cash distributions by dividend or compensation other than in the ordinary course of business consistent with prior practices;

               (c) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of Seller Common Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

               (d) (i) increase the compensation payable or to become payable to any officer, director, employees or consultant of Seller, except pursuant to the terms of contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant of Seller or any of its subsidiaries, except pursuant to the terms of contracts, policies and benefit arrangements in effect on the date hereof, or (iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants of Seller;

               (e) amend the Certificate of Incorporation, By-Laws or other comparable charter or organizational documents of Seller or alter through merger, liquidation, reorganization, restructuring, or in any other fashion, the corporate structure or ownership of Seller;

               (f) acquire, or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Seller, except purchases consistent with past practice;

               (g) sell, lease, license, mortgage or otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Purchased Assets, except sales in the ordinary course of business consistent with past practice;

               (h) permit Seller to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) permit the Stockholder to issue any guaranties of any indebtedness of Seller;

               (i) except in the ordinary course of business, enter into any agreement, contract, commitment, involving a commitment on the part of Seller to purchase, sell, lease or otherwise dispose of assets or require payment by Seller in excess of $20,000;

               (j) make any capital expenditures in excess of $7,500, or as may be mutually agreed to by the parties in writing;

               (k) adopt a plan of complete or partial liquidation of Seller or resolutions providing for or authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Seller;

               (l) change any accounting principles used by Seller, unless required by the Financial Accounting Standards Board;

               (m) make any tax election of, or settle, compromise any income tax liability of, or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of the operations of Seller and its subsidiaries, if any, taken as a whole;

               (n) settle or compromise any litigation in which Seller is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $5,000 and in the aggregate in an amount in excess of $25,000; and

               (o) authorize any of, or commit or agree to take any of, the foregoing actions.

          6.10. Post-Closing Audit. Seller and the Stockholder agree to make all information available to, and to cooperate fully with, Purchaser and their accountants, legal counsel or other authorized representatives, with respect to the preparation and submission, at Purchaser's cost, of audited financial statements for Seller, in accordance with GAAP and Regulation S-X, as may be required by any government or regulatory agency following the transactions contemplated hereby.

          6.11. Maintenance of Business. Seller will use its commercially reasonable efforts to carry on its businesses, keep available the services of its officers and employees and preserve its relationships with those of its suppliers, licensors, licensees and others having business relationships with it that are material to its businesses in substantially the same manner as they have prior to the date hereof.

     If Seller becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material supplier, licensor, licensee or others having business relationships with it, Seller will promptly bring such information to the attention of Purchaser in writing.

          6.12. Seller Name. Seller shall deliver to Purchaser at the Closing, a Certificate of Amendment and all related documents necessary to, at its cost and expense, change its corporate name to a name bearing no resemblance to "Webspan", and Seller shall take such other action as is necessary so that Purchaser will have full right, title and interest in and to, and use of, all of the names, brands and marks used in connection with the business. In furtherance of the foregoing, Seller hereby agrees from and after the Closing Date it shall not use or permit any of its subsidiaries or affiliates to use, directly or indirectly, any of such words, names, brands, marks or expressions, or anything so closely resembling any of the foregoing as to be likely confused therewith, or as to be likely to detract from the value of any of the Purchased Assets or the business of Seller.

          6.13. Bill of Sale and Assignment. Seller shall deliver to Purchaser, at the Closing, the Bill of Sale and Assignment with respect to the Purchased Assets.

          6.14. Bulk Sales. Seller shall either (1) comply with applicable Bulk Sales Law pursuant to Article 6 of the Uniform Commercial Code of the State of New York (the "Bulk Sales Law") and comply with the provisions of subparagraphs (a), (b), (c) and (d) of this Section 6.14, or (2) waive compliance with the Bulk Sales Law and agree to indemnify and hold harmless Purchaser from and against any and all claims, damages, costs, liabilities, and similar (including without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred) which arise out of, to, or are in connection with the failure to comply with the Bulk Sales Law. Such indemnity shall be without regard to the limitations set forth in any other Section of this Agreement.

               (a) Upon execution of this Agreement and at least twenty (20) days prior to Closing, Seller shall furnish to Purchaser:

                    (i) a list of the  existing  creditors  of Seller  and their business addresses, including the amount owed to each creditor (the "List of Creditors"). The List of Creditors shall also include every person who is known to have asserted a claim against Seller, even though such claims are disputed. If any credit is extended to Seller or any claims are asserted against Seller at any time after the List of Creditors is furnished and before the Closing, Seller shall supply Purchaser with a supplemental list designating the new creditors and claimants. The List of Creditors shall be signed and sworn to or affirmed by Seller or his agent;

                    (ii) a schedule of the property to be transferred, sufficient to identify it (the "Schedule of Property") including names and locations so that the parties may comply with the preparation of the schedule pursuant to UCC Section 6- 104(1)(b); and

                    (iii) a list of all the names and business addresses used by
               Seller within three (3) years prior to the date of this Agreement.

               (b) Purchaser shall preserve the List of Creditors and Schedule of Property for a period of six (6) months after the Closing. During such period, Purchaser shall permit any creditor to inspect and copy either or both of the List of Creditors and Schedule of Property on any business day from 10:00 A.M. to 4:00 P.M. at the Purchaser's place of business first written above. In lieu thereof, Purchaser may file such List of Creditors in the Office of the Department of State.

               (c) At lease ten (10) days before Closing, Purchaser shall give notice of the transfer which notice shall be delivered personally or sent by registered or certified mail to all the persons shown on the List of Creditors and to all other persons known to Purchaser to hold or assert a claim against Seller. Seller shall furnish to Purchaser the information Purchaser needs for the notices pursuant to UCC
          Section 6-107 and this agreement.

               (d) At least fifteen (15) days prior to Closing, Seller shall furnish to Purchaser a Notification of Bulk Sale for with Seller's information which shall be served by the Purchaser on the New York State Department of Taxation and Finance at least ten (10) days prior to Closing.

     7. Conditions to Close.

          7.1. Conditions to Obligations of Purchaser to Close. The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) Accuracy of Representations and Warranties. The representations and warranties of each of Seller and the Stockholder contained in any Stockholder Document or Seller Document delivered by either or both of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

               (b) Performance of Agreements. Each of Seller and the Stockholder, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects conditions contained in any Stockholder Document or Seller Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by Seller or the Stockholder at or prior to the Closing Date.

               (c) Results of Investigation. Purchaser shall be satisfied with the results of any investigation of the business and affairs of Seller undertaken by them pursuant to Subsection 6.1 hereof.

               (d) Accounting Records. Purchaser and their accountants shall be satisfied that the accounting records of Seller are auditable in accordance with Generally Accepted Accounting Principles.

               (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of Purchaser (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

               (f) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Seller and the Stockholder of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in Purchaser's reasonable judgment are necessary to continue unimpaired, subsequent to the Closing Date, any rights in and to the Purchased Assets and/or the Business which could be impaired by the consummation of this transaction, shall have been duly obtained and shall be in full force and effect.

               (g) Date of Consummation. The transactions contemplated herein shall have been consummated on or prior to December 15, 1998, or such later date as the parties shall agree by a written instrument signed by all of them.

               (h) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Seller and the Stockholder pursuant hereto, shall be satisfactory in all material respects to Purchaser and their counsel.

               (i) No Material Adverse Change. Except as otherwise provided by this Agreement, there shall not have occurred after the date hereof, in the reasonable judgment of Purchaser , a material adverse change in the financial or business condition of Seller and its subsidiaries, taken as a whole.

               (j) Closing Certificate. The Stockholder shall have furnished Purchaser with certificates, all dated the Closing Date, to the effect that all the representations and warranties of Seller and the Stockholder are true and complete and all covenants to be performed by Seller or the Stockholder at or as of the Closing have been performed and conditions to be satisfied at or as of the Closing have been waived or satisfied.

          7.2. Conditions to Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in any Purchaser Documents delivered by either Purchaser shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

               (b) Performance of Agreements. Purchaser shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any Purchaser Documents and required to be performed, observed or complied with, or satisfied or fulfilled, by either or both of them at or prior to the Closing Date.

               (c) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by Purchaser of its obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

               (d) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Purchaser pursuant hereto, shall be satisfactory in all material respects to the Stockholder and its counsel.

               (e) Closing Certificate. Purchaser shall have furnished Seller with a certificate executed by its president, dated the Closing Date, to the effect that all the representations and warranties of Purchaser are true and complete in all material respects and all covenants to be performed by Purchaser at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

     8. Termination, Amendment and Waiver.

          8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) By mutual consent of the Boards of Directors of Purchaser and Seller; or

               (b) By Purchaser, on the one hand, or Seller and the Stockholder, on the other hand, if (i) the transactions contemplated by this Agreement shall not have been consummated by December 15, 1998, or such later date as the parties shall have fixed by written instrument signed by the parties hereto; provided, however, that notwithstanding anything else contained in this Agreement, Purchaser shall have the option to extend the Closing Date to December 31, 1998, or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

               (c) By Purchaser, on the one hand, or by Seller and the Stockholder, on the other hand, if, in the reasonable judgment of Purchaser or Seller and the Stockholder, as the case may be, (and provided such parties are not then in material breach of their respective obligations hereunder), it shall have been determined that the transaction contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against Purchaser or Seller.

               (d) By Purchaser, on the one hand, or Seller and the Stockholder, on the other hand, if, in the reasonable judgment of Purchaser or Seller or the Stockholder, as the case may be (and provided such parties are not then in material breach of their respective obligations hereunder), it shall be determined that the business or assets or financial condition of the other unrelated corporate party hereto has been materially and adversely affected since October 31, 1998, whether by reason of changes, developments or operations in the normal course of business or otherwise.

               (e) By Purchaser, if any service provider integral to the continued operation of Seller ceases to provide service to Seller;

               (f) By Purchaser, if the actual number of Seller dial up subscribers is less than 8,100 on the Closing Date.

          8.2. Effect of Termination. In the event of the termination of this

     Agreement as provided in this Section 8, this Agreement shall, forthwith become null and void and there shall be no liability on the part of any party hereto and nothing herein shall relieve any party from liability for any wilful breach hereof. Such termination shall not, however, affect the obligations of the parties with respect to the Confidential Information.

          8.3.  Fees  and  Expenses.   Purchaser,  on  the  one  hand,  and  the
     Stockholder, on the other hand, shall bear their own expenses in connection with the transactions contemplated hereby.

          8.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          8.5. Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     9. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that: (i) representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto with respect to tax matters, environmental compliance and ERISA matters shall survive the respective statutes of limitations for such matters; and (ii) all other representations or warranties made herein shall survive the Closing Date for a period of one (1) year after the Closing Date.

     10. General Provisions.

          10.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to Purchaser:             Frontline Communications Corp.
                             One Blue Hill Plaza
                             Suite 1548
                             Pearl River, New York 10965

                             Attn:  Mr. Stephen J. Cole-Hatchard

with a copy to:              Tenzer Greenblatt LLP
                             405 Lexington Avenue
                             New York, New York 10174
                             Attn: Kenneth Selterman, Esq.

If to Seller or
the Stockholder:             Webspan Communications, Inc.
                             Mr. David Lichtenstein
                             500 W. Kennedy Blvd.
                             Lakewood, NJ 08701

With a copy to:              Mendel Zilberberg, Esq.
                             Mendel Zilberberg & Associates, PC
                             6619 Thirteenth Ave.
                             Brooklyn, NY  11219

          10.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          10.3. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          10.4. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

          10.5. Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          10.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. Each of Purchaser, Seller and the Stockholder hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

          10.7. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

AGREED TO AND ACCEPTED AS OF
THIS 24th DAY OF NOVEMBER, 1998


                                        FRONTLINE COMMUNICATIONS CORP.


                                        /s/ Stephen J. Cole-Hatchard
                                        ---------------------------------
                                        By: Stephen J. Cole-Hatchard
                                        Title:  President & CEO


                                        WEBSPAN COMMUNICATIONS, INC.


                                        /s/ David Lictenstein
                                        ---------------------------------
                                        By: David Lichtenstein
                                        Title: